UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2008

Lumber Liquidators, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33767	043229199
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3000 John Deere Road Toano, Virginia	23168
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (757) 259-4280

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On May 12, 2008, Lumber Liquidators, Inc. (the “Company”) was served with a complaint (the “Complaint”) filed in the Superior Court of Suffolk County, Massachusetts by Kevin H. Sullivan (“Kevin”), a regional manager of the Company and a brother of the Company’s Founder and Chairman, Thomas D. Sullivan (“Tom”). In addition to the Company, Jeffrey W. Griffiths, the Company’s President and Chief Executive Officer, Daniel E. Terrell, the Company’s Chief Financial Officer, and Tom were named as defendants (collectively, the “Named Parties”). In the Complaint, Kevin alleges that the Named Parties unlawfully withheld wages from him by not providing shares of the Company’s common stock to him under a stock-based agreement, accounted for as a variable performance plan, between Tom and Kevin, to which the Company is also a party (the “Variable Plan”). Pursuant to the terms of the Variable Plan, Tom had previously placed 1,500,000 shares of Company common stock in escrow for purposes of satisfying his obligations thereunder, which the Company generally guarantees. The Company is not a party to the escrow arrangement between Tom and Kevin.

In the Complaint, Kevin requests compensatory damages in an amount equal to at least 853,853 shares of Company common stock. Kevin also seeks treble damages, attorney’s fees and costs. The amount of shares to which Kevin is entitled under the Variable Plan, if any, is the subject of a pending arbitration filed by Kevin against the Company and Tom in 2007 (the “Arbitration”). At this time, it is not possible to determine the ultimate resolution of, or reasonably estimate any potential liability from, this matter and no provision for losses has been provided in connection with the Complaint. The Company, Mr. Terrell and Mr. Griffiths intend to defend this claim vigorously.

For additional discussion of the Variable Plan and the Arbitration, reference is made to the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2008, its 2007 Annual Report on Form 10-K and its previous public filings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUMBER LIQUIDATORS, INC. (Registrant)

Date: May 16, 2008	By:	/s/ E. Livingston B. Haskell
E. Livingston B. Haskell
Secretary and General Corporate Counsel